Exhibit 21.1


                           Subsidiaries of Registrant

         EMPS Research Corporation, a Utah corporation ("Registrant") does not have any subsidiaries. It is, however, a majority owned (90.9%) subsidiary of EMPS Corporation, a Nevada corporation.